Exhibit 99.2

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EDITED TRANSCRIPT

GEF—Q4 2013 Greif Inc. Earnings Conference Call

EVENT DATE/TIME: DECEMBER 10, 2013 / 08:00PM GMT

OVERVIEW:

GEF reported 4Q13 net sales of more than $1.1b and net income attributable to GEF of $37m or $0.63 per diluted Class A share. Expects FY14 Class A EPS to be $2.60-3.15.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF—Q4 2013 Greif Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Deb Strohmaier Greif Inc—VP, Communications

David Fischer Greif Inc—President and CEO

Ken Andre Greif Inc—Corporate Controller

CONFERENCE CALL PARTICIPANTS

Phil Gresh JPMorgan Chase & Co.—Analyst

Nate Voldalias Robert W. Baird & Co.—Analyst

Chris Manuel Wells Fargo Securities, LLC—Analyst

Adam Josephson KeyBanc Capital Markets—Analyst

Steve Chercover D.A. Davidson & Co.—Analyst

Mark Wilde Deutsche Bank—Analyst

PRESENTATION

Operator

Greetings and welcome to the Greif fourth quarter 2013 earnings conference call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation.

(Operator Instructions)

As a reminder, this conference is being recorded. It is now my pleasure to introduce your host Ms. Deb Strohmaier, Vice President of Corporate Communications. Thank you Ms. Strohmaier, you may begin.

Deb Strohmaier—Greif Inc—VP, Communications

Thank you, Manny. And good afternoon. As a reminder, you may follow this presentation on the web on greif.com, in the investor center under conference calls. If you don’t already have the earnings release, it is also available on our website in the investor center. We are on slide two.

The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ, are on slide two of this presentation, in the Company’s 2012 Form 10-K and in other company SEC filings, as well as the Company’s earnings news releases.

This presentation uses certain non-GAAP financial measures, including those that exclude special items, such as restructuring, Timberland gains, non-cash, long-lived asset impairment charges, and other unusual charges and EBITDA. EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated subsidiaries net of tax, plus depreciation, depletion, and amortization expense. Management of the Company uses the non-GAAP measures to evaluate ongoing operations and believe that these non-GAAP measures are useful to enable investors to perform a meaningful comparison of current and historical performance of the Company.

All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation, and in the fourth quarter and fiscal 2013 earnings release. Giving prepared remarks today, are in order of speaking, David Fischer, President and CEO, and Corporate Controller Ken Andre. I will now turn the call over to David.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

David Fischer—Greif Inc—President and CEO

Thank you, Deb. Good afternoon. I am now on slide three. I am proud to report that in fiscal 2013, several of our business units achieved world-class safety status, which is defined as an index of less than 1.0 based on the industry-standard measurement of medical case rate.

Our flexible product segment reported a 0.41 medical case rate, while the Asia-Pacific region achieved 0.77, and our rigid business in the US South-Southwest achieved a rate of 0.4. Eight out of our 11 plants in the South-Southwest region had zero medical cases. CorrChoice and our Massillon mill also achieved a world-class status medical case rate of 1.0 or less.

We continue to remind our employees that our goal is zero incidents in the workplace. Greif’s consolidated medical case rate for fiscal 2013 decreased to 1.47 from 1.56 a year ago. In short, employees are safer and our efforts have the additional benefit of avoiding millions of dollars of medical expenses each year. Please turn to slide four.

I am pleased to report our fourth quarter operating results benefited from positive volume improvements in our rigid industrial packaging and paper packaging segments. A 16% increase in gross profit dollars and the highest quarterly gross profit margin in three years, and slightly lower SG&A expenses compared to one year ago.

In fiscal 2014, we will focus on continued emphasis on safety in all of our facilities and work-related activities, further progress on reducing operating working capital and increasing our cash flow, increasing integration levels, capacity, and product differentiation efforts in paper packaging, implementing more Greif Business System initiatives to improve performance and finally, additional restructuring of selected geographies and assets that persist with unacceptable results. Please turn to slide five.

The rigid industrial packaging segment’s operating performance was substantially above the prior year, benefiting from positive volume comparisons in most regions, and further implementation of the Greif Business System initiatives. These results were achieved despite a very weak agricultural season in North America, in Europe, the Middle East, and North Africa, which was partially offset by an approved ag-chem season in Latin America. While volumes continue to improve, the global recovery remains uneven.

We will address this issue in fiscal 2014 through additional GBS cost savings actions, including more aggressive rooftop consolidation in selected geographies that have not participated in the slow-motion global economic recovery. Our primary focus will be on those facilities that are consistently underperforming, and also often require a higher amount of working capital. To update you on the growth of our rigid IBC product line, we have largely completed our initial investment and expansion with operations now functioning in each one of our SBUs.

This includes the introduction of our new GCUBE brand, which includes the new generation of rigid IBC products and services. As we had expected, GCUBE has received a warm reception from our customer base.

I am now on slide six. Following our acquisition of the three largest global flexible IBC manufacturers, and the largest distributor of these products in Europe in 2010, we immediately began to pursue integration plans in our flexible products business.

Within the first year following the launch of these initiatives, we experienced a sharp downturn in our business in Europe, which accounted for approximately 75% to 80% of the businesses net sales. In response to the sudden deterioration in market conditions, we implemented contingency actions, including the reduction of more than 1,000 full-time positions and the closing of three manufacturing sites around the globe, to adapt to this situation. During the past two years, market conditions have improved only slightly from the depths of the economic recession, especially in Western Europe.

The financial drag of underutilized new facilities, especially the KSA Fabric Hub, Morocco, and our shipping sack operations have masked the progress that is being achieved in other areas of this business. As a result, we have fallen well short of our initial and revised performance aspirations. With our joint venture partners, we are conducting a comprehensive review of the polywoven strategy, which is nearly complete, and is expected to result in significant changes to put this business back on track to achieve growth and increase profitability going forward.

We will keep you informed of these developments in the coming weeks and months. Please turn to slide seven. Our paper packaging business achieved record fourth quarter and fiscal year 2013 results. While market demand may be more challenging in fiscal 2014, our current sales activities remain very strong. We have additional opportunities identified to increase our integration levels, based upon our business strategy and structure. Last week, we announced a significant investment of our semi-chem medium machine at the Riverville mill. This $45 million investment is already underway, and over the next two years, involves installation of a shoe press and other projects to improve the operating performance, reduce costs, and increase capacity mill-wide.

When completed in the summer of 2015, we expect to realize a 10% reduction in mill-wide energy costs, that would represent approximately $3.00 per ton, annually. We also expect to increase our total mill-wide capacity at the Riverville location by 11%, which represents an annual incremental addition of 55,000 tons. Despite our small-scale versus industry leaders, these activities coupled with our product and service differentiation achieved by CorrChoice, place Greif in a unique and strong competitive decision to serve our independent customers.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

Going forward, our efficient frontier strategy will continue to provide a road map to achieve further operating efficiencies and increase production capacity over the next 30 months. Thus capping this multi-year asset strategy that began in 2009.

I’m now on slide eight. In recent times, our land management segment has achieved approximately $20 million of EBITDA annually, primarily from sales of Timberland and special use properties. During this time period, we have also been diversifying sources of revenue,as we pursue our strategy to unlock value in this business. Revenues from activities involving recreation, mineral, and consulting, have grown during the past two years, and now represent a more substantial portion of quarterly net sales. While we are actively pursuing opportunities to unlock value from mineral rights that exist on our properties in the Southeast United States, we are still at the early stage of this process. We will not pursue this alone, and will engage qualified, strategic partners to share in the potential risks and benefits. In the meantime, we will continue to pursue other aspects of our land management strategy.

During the fourth quarter, we completed the first phase of a multi-phase timberland transaction in North Alabama. The gain during the fourth quarter of 2013 was $17.5 million, which is being reinvested in timberland in other locations in the Southeast United States. This multi-phased transaction is expected to be completed over the next several quarters, with total proceeds of approximately $90 million. Also, I am very pleased to report that in line with diversifying its revenue stream, our land management group has registered an 1,820 acre wetland mitigation bank in southern Mississippi. The group has received stream restoration, wetland pine savanna, and bottomland hardwood credits. This mitigation bank is the first of four planned mitigation banks across our land portfolio. We are working through the permitting process on three other projects on lands in Louisiana and Mississippi. You’ll undoubtedly hear more about this during our next call.

Please turn to slide nine. Our search for a Chief Financial Officer is moving forward. The large number of initial applicants has been significantly narrowed, as we seek to identify the person most qualified for this important position. Board members of Greif and top executive management have met with candidates and the process continues.

We hope to complete the process early in the new year. Last week, we announced that Pete Watson will become Chief Operating Officer on January 1st. Pete has demonstrated his ability to lead and grow businesses, and he consistently maintains very close contact with customers. In more recent years, Pete has gained valuable experience through his responsibilities for the global sourcing and supply chain organization for our rigid industrial packaging portfolio. His emphasis on safety, knowledge of the Greif Business System, and commitment to the Greif Way, will benefit the company. I will now turn the call over to Ken Andre.

Ken Andre—Greif Inc—Corporate Controller

Thank you, David. I’m now on slide 10. Our fourth quarter 2013 operating results were driven by solid sales growth and higher margins compared with the same period last year, reflecting further strength in the rigid industrial packaging and paper packaging businesses.

Our reported fourth quarter of 2013 financial results were significantly impacted by the gain on the first phase of our multi-phase timberland transaction, and by the non-cash, long-lived asset impairment charges. Market conditions across our businesses were stable to slightly stronger than earlier this year, and are certainly improved compared to a year ago. Net sales increased $50 million to more than $1.1 billion dollars for the fourth quarter of 2013.

The 4.7% increase included a 1.4% increase in volumes, led by rigid industrial packaging and paper packaging segments, partially offset by a slight decrease in volumes in the flexible products and services segment. As David said earlier, fourth quarter rigid industrial packaging volumes were adversely impacted by the weak agricultural seasons in Europe, the Middle East, North Africa, and North America, which also affected sales of multiwall bags for feed and seed in North America. From the perspective of our entire fiscal year of 2013, volumes were improved in all segments.

The 3.7% increase in fourth quarter 2013 selling prices was mostly attributable to the realization of higher containerboard prices in our paper packaging segment. Additionally, we benefited from the pass through of higher raw material costs, particularly for resin and containerboard, plus overall positive changes in product mix. Selling prices were also higher for timber products in our land management segments.

The foreign exchange translation component of net sales was -0.4% for the fourth quarter of 2013, compared with a year ago. Gross profit increased 16% to $226 million in the final quarter of fiscal 2013, and particularly benefited from higher selling prices, especially for containerboard, as well as higher volumes, and from increased productivity gains. Fourth quarter performance in Latin America in the rigid industrial packaging business was substantially improved over a year ago.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

Partially offsetting the increase, were additional costs in the flexible products and services segment, related to new facilities, including the fabric hub in the Kingdom of Saudi Arabia, a polywoven bag facility in Morocco, and a shipping sack line in North America. The Company’s gross profit margin was 20% for the fourth quarter of 2013, or two percentage points above the same quarter in 2012. Selling, general, and administrative expenses for the quarter were approximately $116 million or $5 million below a year ago, primarily due to lower performance-based incentive accruals this year, partially offset by inflation factors including salary and benefit costs in fiscal 2013.

SG&A expenses were 10.3% of net sales for the fourth quarter of 2013 or one full percentage point below the fourth quarter of 2012. There were $3.4 million of restructuring charges recorded during the fourth quarter of 2013. These included consolidation of operations in the rigid industrial packaging and services segment, especially related to the integration of our drum reconditioning business.

By comparison, there were $10.5 million of restructuring charges a year ago, which included nearly $5 million related to the consolidation of operations in the flexible products and services segment. The remaining amount was related to further rationalization of operations and contingency actions in the rigid industrial packaging and services segment.

During the fourth quarter of 2013, we concluded our annual evaluation of long-lived asset impairment in accordance with accounting standard ASC-360 for fixed assets. Following this process, we recorded $28.2 million of non-cash asset impairment charges, primarily related to underperforming assets within the rigid industrial packaging segment and the fabric hub in the flexible products segment. There were no material asset impairment charges identified or recorded in the fourth quarter of 2012.

Operating profit was $95 million for the fourth quarter of 2013 versus $64.1 million for the same period last year. This included a $17.5 million timberland gain, which we included in special items, representing the first phase of a multi-phase timberland sale transaction that is expected to be completed over the next several quarters. In addition, higher operating profit in the rigid industrial packaging, paper packaging, and land management segments was partially offset by a decrease in the flexible products segment, due to recognition of the non-cash, long-lived assets impairment charges, plus lower volumes and additional costs related to new facilities.

Operating profit before special items was $109 million for the fourth quarter of 2013, compared with approximately $78 million the prior year. This improvement was driven by higher volumes, an increased gross profit margin, which was reflected in increases of $23 million and $15 million respectively, in the rigid industrial packaging and paper packaging segments, versus the same period last year.

Net interest expense of $21.6 million for the fourth quarter of 2013 was slightly below the same period last year. This was due to lower average interest rates following refinancing activities in certain countries, partially offset by higher average debt outstanding related to a deferred purchase price payment from a prior year acquisition, and administrative costs associated with establishing a new larger accounts receivable securitization facility in North America. Long-term debt decreased more than $33 million on the sequential quarter basis, but was $32 million above fiscal 2012 year end.

Income tax expense was nearly $39 million for the fourth quarter, and approximately $98 million for fiscal 2013. The annual effective tax rate was 40% for fiscal 2013, versus nearly 32% a year ago. This year-over-year increase reflects the impact of nondeductible, non-cash, long-lived asset impairment charges of $11 million against pretax income in fiscal 2013. Excluding these impairment charges, the effective tax rate for fiscal 2013 would have been 38.3%, reflecting a shift in earnings mix to countries with higher tax rates, especially the United States, plus additional discrete tax items. There were approximately $74 million of cash tax payments in fiscal 2013 compared with $57 million a year ago.

Net income attributable to Greif for the fourth quarter of 2013 was $37 million or $0.63 per diluted class A share. The impact of special items was $-0.13 per share. This compares with net income attributable to Greif Inc. of $25.8 million or $0.44 per diluted class A share for the fourth quarter of 2012, when the impact of special items was a $-0.20 per share.

EBITDA was $131.1 million for the fourth quarter of 2013, an increase of approximately $35 million compared with the fourth quarter of 2012. Stronger EBITDA results in the rigid industrial packaging and paper packaging segments were partially offset by $28 million of non-cash, long-lived asset impairment charges. This reported EBITDA included $17.5 million from the first phase of the multi-phase timber transaction. In addition to the positive volume and gross profit comparisons, other expense net was approximately $4 million below the fourth quarter 2012. I am now on slide 11.

Cash provided by operating activities was $131.6 million for the fourth quarter of 2013 compared with $139.1 million for the same period in 2012. This year-over-year decrease was principally due to higher cash tax payments, partially offset by higher net income before non-cash, long-lived asset impairment charges. Free cash flow was $69.3 million for the fourth quarter of 2013, compared with $98.4 million a year ago. The decrease was due to lower cash provided by operating activities, plus higher capital expenditures and timberland purchases in the fourth quarter of 2013, compared with the fourth quarter of 2012.

Capital expenditures were $54 million for the fourth quarter of 2013, compared with $40 million the previous year. Excluded from these amounts were $8.5 million in timberland purchases for the fourth quarter of 2013, compared with approximately $300,000 for the same period in 2012. The shortfall in free cash flow from our fiscal 2013 expectations was primarily due to higher working capital requirements, plus slightly higher capital expenditures and cash tax payments, partially offset by a $6 million lower net interest expense. Please turn to slide 12.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

Concerning our outlook for fiscal 2014, we anticipate continuation of gradual global economic recovery in key markets during fiscal 2014, resulting in moderate sales volume improvements, and slightly higher raw material costs. We will continue to focus on consolidation opportunities, that are expected to involve higher restructuring charges in selected geographies that have not participated thus far in the economic recovery. Additionally efficiency improvements led by the Greif Business Bystem are expected to be achieved during fiscal 2014. Results for the paper packaging segment are anticipated to be near the record performance achieved in fiscal 2013. Based on these factors, fiscal 2014 EBITDA is expected to be in a range between $490 million and $540 million, which equates to a range of Class A earnings-per-share between $2.60 and $3.15 a share. These amounts include approximately $28 million or $0.20 per class A share of Timberland gains. This concludes my remarks and I will now turn the call over to Manny for your questions.

QUESTION AND ANSWER

Operator

We will now be conducting a question-and-answer session.

(Operator Instructions)

Phil Gresh, JPMorgan

Phil Gresh—JPMorgan Chase & Co.—Analyst

Good afternoon. A couple of questions. One, I was wondering if you could give us your thoughts around what free cash flow might look like in fiscal 2014 and just kind of run through the pieces of that, CapEx, working capital, whether you might have any difference between books and cash taxes, just kind of walk us through that.

David Fischer—Greif Inc—President and CEO

Certainly, Ken?

Ken Andre—Greif Inc—Corporate Controller

Before I start, I just want to make a correction. When I gave that guidance, I mentioned that the timberland transaction would be included in the guidance, it should be excluded from the guidance. So the $20 million or $0.20 per share is excluded from the guidance of $490 million to 540 million.

Phil Gresh—JPMorgan Chase & Co.—Analyst

Right. Okay. Thank you.

Ken Andre—Greif Inc—Corporate Controller

So, as far as 2014 cash flow, if we look at the EBITDA of $490 million to $540 million, we expect CapEx in the range of about $153 million, which is slightly higher than this year. Interest payments of around $89 million, which is fairly consistent, cash tax payments would be a bit higher at $80 million, and working capital, although it’s our goal to be neutral, we also have to recognize that some of our raw material costs may be increasing and the general level of sales activities will be increasing.

So, although we’d like to hold that to zero, we have a range of zero to a use of $35 million which would give us a free cash flow range in the $133 million to $218 million range.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

Phil Gresh—JPMorgan Chase & Co.—Analyst

Okay and within the CapEx, how much is there for the expansion project in Paper Packaging?

David Fischer—Greif Inc—President and CEO

There’s two modest expansion programs included in that CapEx for approximately $25 million in the coming year. The two include the expansion for the Riverville shoe press operation, and also we were happy to report that we were the bid winner for an expansion with the Saudi Aramco Dow joint venture called Sadara in Saudi Arabia. We’re going to be the sole supplier of steel drums to that operation and that expansion is also included in that $25 million increment.

Phil Gresh—JPMorgan Chase & Co.—Analyst

Okay. And then on the containerboard, the guidance for the Paper Packaging segment, you said near 2013 levels. I guess you’re implying slightly down.

But, I guess, I’m a little confused because I think you should have maybe $20 million to $30 million of carryover benefits from the prior price increase, I believe. So maybe you could just help me understand that. What kind of headwinds are you expecting that you would see next year?

David Fischer—Greif Inc—President and CEO

Part of the — part of the challenge is the million tons of new capacity that’s being announced in the United States is in the Northeast, predominantly, and that’s in our basket of OCC and fiber. So we’re uncertain as to the impact that would have, if that new capacity comes on relative to the growth of the overall market, and how that’s absorbed, number one.

Number two, it’s hard to say what OCC’s going to do next year. There’s been several forces through the past 24 months that have made that swing up or down, China being one of those in their off take, local consumption based upon the paper activities, and also local production based upon the macro environment. So there’s a little bit of uncertainty for us around raw material feed stocks on OCC and the impact of these new competitors coming in.

Phil Gresh—JPMorgan Chase & Co.—Analyst

It doesn’t sound like you’re worried about pricing per se, it’s more on input cost?

David Fischer—Greif Inc—President and CEO

Predominantly. We’re largely, we’re highly integrated in our own system and with our independent customers. So the base market doesn’t have perhaps as much impact on us as others.

And we’re small in scale and we’re in differentiated niches, so we’re not worried so much about where the price goes, it’s more input cost and availability of raw materials as these new capacities come on.

Phil Gresh—JPMorgan Chase & Co.—Analyst

Last question, David. Just bigger picture, how do you think about — today, how do you think about the margin potential of the Rigid and the Flexible Packaging businesses?

Obviously you talked about coming up short of your expectations so far in Flexibles. But how do you think about both of those businesses maybe on a three-year basis at this point?

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

David Fischer—Greif Inc—President and CEO

So, let me take those separately, please. In the Rigid side, one of the outputs of the economic downturn several years ago and the second dip in Europe, one of the outputs of that has been curious for me and that is, we have a wider spread of performance in our rigid assets around the world, meaning that there’s a group of underperformers at one end of the tail and on the other end, there’s a group of high performers.

But the spread between the two has widened significantly over the last couple of years, so as I think about it, I think from where we are today, regardless of what happens in the global economy, we have a responsibility to cease and desist, or improve rather quickly some of the low performers or let’s say cut off the tail, if you will, of the underperformers to boost our overall margins. I think as demand picks up that will have — if the global economy continues to recover that will have a positive impact as we slowly increase capacity utilizations. But we have some responsibility within our own gift, if you will, to improve those margins a little bit more rapidly than what the market would normally allow.

And on the Flexible side, this is not, it may come across as an excuse and it’s not, but if you take a look at the base business of what we purchased and the assets that we run, the margins in that business for FPS have largely returned to the starting point from when we got into the business. On an EBITDA basis, let’s say high single digits. The drag we have in FPS and the thing that I think has hurt us, is the fact that we have some of these underutilized capacities around the world, which have kind of stuck in a Catch-22 situation.

They’re not operating at high enough capacity utilization to be contributors and yet, we are — we had invested heavily in them along the way, expecting the market to recover. Those poorly performing assets have to be addressed and addressed rather quickly, so that the base business can get on with its return to a growth trajectory and improved margins.

So, I think it’s unfortunate for us that the drag from those facilities has been large enough to mask the base business. And so, by addressing those pretty aggressively here in the first part of 2014, I think we stand a chance to improve our lot in that business.

Phil Gresh—JPMorgan Chase & Co.—Analyst

Thanks for all of the detail. I’ll turn it over.

Operator

Ghansham Panjabi of Robert W Baird.

Nate Voldalias—Robert W. Baird & Co.—Analyst

It’s actually Nate Voldalias in for Ghansham. Thank you. Just wondering if you can update us on the competitive landscape in the rigid business across the various geographies.

I know you mentioned competition intensified last quarter. And relatedly, how does Mauser’s rumored potential sale change the competitive dynamic for Greif?

David Fischer—Greif Inc—President and CEO

I’ll have to take those in two segments, as well. So, on the competitive front, we see kind of a continuation of what we did last quarter. I don’t know if it was expectation that the year was going to be a stronger macroeconomic growth year or not, that didn’t materialize for the third straight year in a row.

That got people thinking that they needed to be more aggressive in their own self-help agenda, if you will, to increase their profitability by volume, or if it was the impact of the downturn in the food markets, not only in the Middle East, Europe, and North America simultaneously, which is not a typical event for all of those to turn down at the same time, and then the scramble for volume that caused that competitive intensity to pick up. I wouldn’t call it maybe, perhaps as quite as intense as let’s say 30 — or three months to six months ago, but it is not subsided markedly. So it’s still very intense.

And I think with capacity utilizations down around the world, we might live in that environment for a while. And that’s one of the other drivers for us to close underperforming assets and increase our own capacity utilizations around to help out on the margin side.

So, on a macro basis, I would say it’s maybe slightly better, but not markedly better. And your second part of your question was again? Remind me?

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

Nate Voldalias—Robert W. Baird & Co.—Analyst

Mauser’s rumored potential for sale. How that changes the landscape?

David Fischer—Greif Inc—President and CEO

It’s hard to say if the rumors are valid or not from our vantage point, you know over the past three to five years, Grief’s been rumored to buy Mauser at least four or five times. This one does in fact seem to be a little bit more substantive, in the fact that Reuters picked it up, and there are some bankers talking about it.

Clearly, they’re owned by a PE house, so eventually they’re going to come to the market. It’s a question of who buys them. And how they view that investment, and the return on that investment to dictate how the competitive landscape may or may not change with that. Clearly, I think eventually there’s going to be a transaction.

We watch and monitor it very closely. And we’ll just have to see what develops, as either they get more serious and it becomes more real, or the rumor fades like it has in the past. And I really can’t tell at this moment.

Nate Voldalias—Robert W. Baird & Co.—Analyst

Makes sense. And as a follow-up, would you be able to walk us through volume trends in the quarter, by region and end market.

David Fischer—Greif Inc—President and CEO

Certainly. For the first time in a while, I’m happy to say, as a general context of the year, volume year-over-year was up for all of our SBUs. Not great in all SBUs, but up. And that’s an unusual position for us to be in.

So we’re very happy with that macro context when you look at our portfolio. Looking more specifically, I’ll look at the volume comparison first versus the same time period last year, and then I’ll cover this quarter versus last quarter. If you take a look at the same time period as last year, in North America, our Rigid business was off about 4%, this was driven by the very weak ag season not only in Florida, but also in California and a few spots in between.

That was the only area versus same time period last year that was down. In EMEA, or Europe, our Rigid business was up about 2%, and Asia-Pacific it was up about 8%. Latin America up about 9% and that nine factor reflects two things. One, the resurgence of excellent management on our part, leading that business down there. But also the strong ag-chem season that developed in the last 90 days. And then our accessories business, which I don’t usually comment about specifically, it was up versus prior year about 4%, from a few line extensions and also servicing external customers signaling that perhaps the market was strengthening a little bit, at least in this time period.

When you take a look at our current quarter versus the last quarter, I would just recall that our fourth quarter’s typically a declining market because of seasonality for us, versus third quarter we were off about 4% in North America, in Europe we were off about 7%, in Asia-Pacific, surprisingly, we were still up about 2%, Latin America off about 4%, and flat for our accessories business. I hope that gives you some flavor of what’s happening around the world in those specific geographies and in all of our markets combined.

Nate Voldalias—Robert W. Baird & Co.—Analyst

Very helpful. Thank you very much.

Operator

Chris Manuel, Wells Fargo

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

Chris Manuel—Wells Fargo Securities, LLC—Analyst

Good morning, gentlemen or good afternoon.

David Fischer—Greif Inc—President and CEO

This is our first afternoon call in a while so we understand the good morning.

Chris Manuel—Wells Fargo Securities, LLC—Analyst

A couple of questions for you. One, I wanted to ask or circle in a little bit on the cash flow that you spit out. And I’m looking at your bridge from last year. And specifically, I think working capital was slated to be a modest use of cash, but ended up being north of, by the map you show on the front of your press release, closer to $100 million or so.

What happened towards the end of the year that made that swing so significant, number one. And then two, given the outlook that you gave for next year it’s permanently in there, it’s not a temporary one-time swing. Can you maybe give us a little color their first and then, I have a couple of follow-ups.

Ken Andre—Greif Inc—Corporate Controller

Sure. Chris, this is Ken. If you remember after last quarter, we did put a bridge out there that I think you’re referring to. So, I’ll walk you through the differences there. We had talked about a gap EBITDA for the year of $475 million to $500 million.

If you look at the actual excluding impairment charges and the timberland gain, we were at the upper end of that at $498 million. So, pretty much in line. Our CapEx spending was a little bit higher, we had expected about $125 million and the actual came in at about $136 million. There’s quite a number of growth projects, as you know, going forward and so I think overall, that’s going to be a positive thing for the Company. Interest payments were pretty much spot on. We expected $85 million and they were $86 million for the year. Cash tax payments, similarly, we expected $75 million, they were $74 million. We did dig ourselves a pretty deep hole early in the year on working capital, with a significant increase. And although we did work that down a little bit in Q4, we had expected that to work itself down to a net use of between $10 million and $45 million and we didn’t make that target.

We were above $80 million there. I think some of the reasons — we had talked earlier in the year about several inventory consignment programs that were ended, that led to an increase in working capital, but had a positive impact on the earnings of the Company.

We also had the benefit of the containerboard price increases on the Paper Packaging business result, but of course, on their inventory and their accounts receivable, they increased in dollar terms, although in day terms they stayed consistent. Overall, we did fall short of the goal that we had set, that we had communicated to you at the end of Q3 of between $145 million and $205 million, and came in with a free cash flow on this basis of $123 million.

David Fischer—Greif Inc—President and CEO

Chris, just to add a little bit of color. We gave you kind of an egg basket of things that affect this. We have to do a better job, we fully realize that, on execution and operating working capital, that’s part of management’s personal goals going into 2014.

Number one, the slowdown in the food season didn’t help us at all either, with the consumption of material on hand, particularly, towards the end of the year, as well. But one of the things, I think, concerns, at least me, the most, is the fact that we have a lot of working capital tied up in some of these underperforming assets, so we kind of get a double whammy.

And we have assets that don’t perform very well and then have long supply chains to get, in many cases, not all but in many cases, to get some to these more, let’s say, off the beaten path countries that we operate in around the world. So when you have boats on the water to supply either resin or steel, and we have an asset that’s underperforming, it puts a kind of a bright light on that asset to get either fixed or off the schedule, to improve our operating working capital where it needs to be.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

Chris Manuel—Wells Fargo Securities, LLC—Analyst

That’s helpful. One quick follow-up within there. Can you quantify for us, what the earnings benefit was from the consignment elements, just so we understand what is the nonrecurring piece for next year?

Ken Andre—Greif Inc—Corporate Controller

Let me look into that and I will have Bob Lentz get back to you on that one.

Chris Manuel—Wells Fargo Securities, LLC—Analyst

That would be helpful.

David Fischer—Greif Inc—President and CEO

It would be small. It would be relatively small. But, we’ll come up with a more calculated number.

Chris Manuel—Wells Fargo Securities, LLC—Analyst

Okay. The next piece I kind of want to look at, is maybe thinking of it by business units and approach the business that way. I know this is maybe a difficult way to look at it, but if we kind of look at what you did generate this past year in free cash flow — the Paper business and Timber business would have been more than your whole and significantly more.

So then, if we kind of then think through some of the other businesses that on a net basis may be consuming cash, I know you mentioned some specific assets that seemed to have stuff trapped or similarly, must be growing it. Can you talk through — I think of your other kind of five business segments, Flexibles, blending/filling closures, recon, FIBC, and then the base drum business.

Guess that’s six. Which are generating cash and which are consuming cash? If that makes sense.

David Fischer—Greif Inc—President and CEO

I don’t think we breakdown that kind of detail at that level of our businesses, Chris. Not previously, anyway.

Chris Manuel—Wells Fargo Securities, LLC—Analyst

Okay. Let me approach it from a little different direction yet. As you’re looking at and evaluating it in your press release, you indicated that there are some under performing business units or components that you’d look at for review or to possibly take action then. Could some of that potentially include divestitures?

David Fischer—Greif Inc—President and CEO

Absolutely. I think we put in there non-core assets. We have a strong initiative to not only look at the underperforming assets to fix or close or exit them, but also where appropriate and available to us to divest those, to use that cash flow to pay down debt and that is a concerted effort going into 2014.

Chris Manuel—Wells Fargo Securities, LLC—Analyst

So, there are some specific ones that are may be cash challenged, you’ll take a look at. Would you — maybe you already answered this portion of the question, but do you anticipate that that would provide you cash proceeds or might there be some cost expenses to actually sever those pieces of the business that are bleeding cash?

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

David Fischer—Greif Inc—President and CEO

I would say a minimum net proceeds of cash should — for 2014 should be $50 million. And I would say an aspirational goal would be more like $100 million.

When you consider, it may sound like a lot, but when you consider, just on the Rigid side of the business, we have over a couple of hundred sites around the world, rooftop consolidation and/or divestiture, ones that aren’t core to our long-term mission, should be able to generate that type of cash proceeds for debt reduction.

Chris Manuel—Wells Fargo Securities, LLC—Analyst

Thank you.

David Fischer—Greif Inc—President and CEO

Thanks, Chris.

Operator

Adam Josephson, KeyBanc.

Adam Josephson—KeyBanc Capital Markets—Analyst

David, you mentioned in response to Phil’s question earlier, that you think the drag in the containerboard business next year will most come on the input cost side, rather than pricing, if I heard correctly. I’m just trying to tie together. So you still expect to get most of the leftover, $20 million to $30 million from the April price increase, but you think that could be partly, if not fully, offset by higher input costs, even though OCC prices are declining, at least they did this month.

Is that correct? Or is there some competitive pressure that you think will adversely affect pricing along with the potentially higher input costs?

David Fischer—Greif Inc—President and CEO

Well, let me talk in terms of margins for just a second. In the fourth quarter, we achieved all-time record — we finally got the full input and achieved all-time record margins in the business. We’re still running strong because of our very small nature in the industry, and niche participation with independent customers, we run pretty hard.

So I’m not thinking that will be a huge volume change year-over-year. Maybe some incremental, and when I say incremental, maybe 1% capacity creep type on our system before some of our bigger capacity expansion ideas — projects come to fruition in mid-2015. I’m not thinking volume is going to change largely.

In our marketplace, we work very closely with our customer base to talk about and handle pricing that fits their capabilities to absorb, and we don’t believe that we’ll have a difficult time, either passing through higher OCC cost but, in the event that they shoot back up. But we also worry about OCC availability and what that will do to our input costs with a thousand — sorry, a million metric tons coming on largely disproportionably, coming into our footprint.

We do have a concern about those input costs going up. But as far as margin management I don’t see them changing dramatically year-over-year, from where they are, let’s say, fourth quarter.

Adam Josephson—KeyBanc Capital Markets—Analyst

Thank you. Second question. Obviously, in recent years, you have made significant investments in the Flexible and Rigid Industrial Packaging businesses and now you’re expecting some higher restructuring charges in some of those businesses, while simultaneously making a significant investment in your containerboard mill.

Does this represent a shift in your focus in any way from industrial packaging to containerboard or — where should we expect most of your earnings to come from in the years to come, and should it roughly resemble what it was this year, or should more and more of it come from containerboard, would you think in the future years?

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

David Fischer—Greif Inc—President and CEO

I think you looked at what’s happened in the industry, and I’m only a distant observer who’s 2% of the market, the industry in the containerboard industry has clearly gone under a fairly radical change in the last 24 months. I don’t think that is going to rapidly change in terms of the market attractiveness. We have started in 2009, our efficient frontier strategy, meaning we have a very clear line of sight on both our mill systems, on what capacity they should be at, that is optimized for their structural footprint.

We had 11 projects identified in 2009, and we’ve completed nine of those 11 with two remaining. And of the two remaining, one of those is our largest one, which is the addition of a shoe press in Riverville, that we’ve talked about. I think we have a clear line of sight to improving our EBITDA, for that business by about 15% over this next 30 months.

If the structure and current economics prevail during that period of time, we can increase our EBITDA by about 15%. Yes, there’s somewhat of a disproportional investment in paper right now because of its attractiveness, but it’s up to a limit. At that point, I think you’re going to see the improvement in our EBITDA has to come from our rigid business, it has to come continued macroeconomic recovery, but also our self-help actions about improving the drag on the business with underperforming assets or mediocre performing assets, which are, you know, keeping the average for the business down.

When you look at our expansion in the Middle East, you should also expect us to shut or close underperforming assets elsewhere in the world, and release the working capital, and if we own that facility, the building capital from those sites to higher production where higher product of assets and operations around the world.

Adam Josephson—KeyBanc Capital Markets—Analyst

One last one on the mineral rights issue. Obviously you mentioned that you’re evaluating opportunities to use a portion of the Timberlands to unlock the value of the mineral rights, I think you said. Can you give us any sense of the potential financial opportunity in that regard relative to your previously estimated value for your total landholdings of roughly $550 million?

David Fischer—Greif Inc—President and CEO

It’s tough to say because we’re at such an early phase on that, Adam. We don’t know much about minerals or mineral extraction. We know enough that rather than just leasing our properties out and letting someone else drill and pay us royalties, that perhaps at least on a certain proportion, which is not the entire footprint, for sure, but a certain proportion of it that is in the most attractive mineral basins, it might be better for us to team up with a strategic partner and share in that risk and reward, as we go forward.

That strategic partner or partners are doing their homework in terms of mineral sounding, and chart analysis, and whatever exploration tools they use to determine the best place to start an expansion. They’re going to come back to us during the fiscal year and propose specific projects to us.

And at that point in time, we will have a database that says, here’s what were doing, here’s what might be possible. But this is very unpredictable and early in the process when you’re getting into a brand new area that basically fell in your lap after owning these properties for decades.

Adam Josephson—KeyBanc Capital Markets—Analyst

Sure. I guess the same answer would be applied to the same question about EBITDA. So if I were to ask you how much could EBITDA grow by in the years to come based on these opportunities you have at your disposal, could you hazard a guess or is it too unclear?

David Fischer—Greif Inc—President and CEO

I would really be risking a true guess at this point in time. All I can say is that we’re intrigued, I wouldn’t say we’re excited, but we’re certainly intrigued as choosing the best path for shareholders as to whether or not leasing out the mineral rights and letting somebody else take the drilling risk, or us taking it on with a strategic partner and doing it ourselves makes the most sense. Right now this work to be completed on that with the strategic partner and when we get some clarity on that, we’ll be happy to share it.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

Adam Josephson—KeyBanc Capital Markets—Analyst

Thanks a lot, David. I appreciate it.

Operator

Steve Chercover, DA Davidson.

Steve Chercover—D.A. Davidson & Co.—Analyst

Good afternoon. I’m just trying to actually calibrate what the earnings potential of Rigid Industrial Packaging is now. You know, several years ago, you were closer to $300 million, I think you even beat that in 2008.

Presumably you’ve improved the business with some of the IBCs, but you’ve also shrunk it. So, if the economy wasn’t growing, to use your words, at a snail’s pace or slow-motion, what do you think that can do?

David Fischer—Greif Inc—President and CEO

I think if you look back at the 2008, it’s one of our peak years, when demand was extremely robust and fairly predictable. From that base, first of all, we can do so much with the self-help agenda to get back to that peak, and we will do those activities in 2014. The macro economy is going to have to pick up for us to get that type of demand profile and from that basis point, we expect at least a couple percentage points of EBITDA margin above that period of time, is well within our grasp of earnings profile in the coming time period.

I’d hate to put specific time period on it. Every time I try to forecast that the world is going to continue to get better, it proves that I’m wrong. Because there’ll be some macroeconomic activities, but from 2008, with the new products and trimming off the poor performing assets, we believe another 2% on EBITDA margin across the envelope should be attainable.

Steve Chercover—D.A. Davidson & Co.—Analyst

And the restructuring of the portfolio — putting things into different buckets hasn’t changed that potential? It’s still got it a three handle from the EBITDA handle, correct? A three handle?

David Fischer—Greif Inc—President and CEO

I’m sorry, I didn’t understand your question.

Steve Chercover—D.A. Davidson & Co.—Analyst

You can still be in excess of $300 million when the economy is doing better?

David Fischer—Greif Inc—President and CEO

Oh, yes.

Steve Chercover—D.A. Davidson & Co.—Analyst

It does seem that you’re being relatively conservative both on paper, although I don’t want to be a blind bull but, I should also think that Rigid would have more potential in 2014, unless you’re expecting another horrible agricultural season.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

David Fischer—Greif Inc—President and CEO

I don’t know how to — what to expect on ag. All I can say is that for the last decade anyway, we’ve never seen the ag season turn down in all three of our important regions, number one. So, that would be highly unusual for that to do that, it would be a first that I could remember for — in two years in a row. Number two, it all depends on what happens.

We have a clear line of sight of the things that we have in our control to go improve and we’re going to do that. But, you know, this is the third year in a row now, where at the beginning of the year our customer base, our bankers, and ourselves talk ourselves into thinking the latter half of next year will be better. And it didn’t come to pass for the last three years, so I’m very hesitant to say that there’s more in the tank for Rigid, without knowing where the macro economy is going to go.

Steve Chercover—D.A. Davidson & Co.—Analyst

Yeah, I know. It’s sounds like being a Toronto Leaf fan. Now, on Flexible, I understand you’re going to take some serious action, and it seems like such a great adjacent substrate. But is it possible that it just doesn’t work? How long will you tolerate the performance there?

David Fischer—Greif Inc—President and CEO

I’m pretty confident it’s going to work. And it is a great adjacent substrate that our customers, particularly our large international customers are finding great value in us bringing to them, along with our other packaging officers — offerings, sorry. So I highly doubt, at least in my tenure, that we would be giving up on it, but we do have to fix our missteps of the past, and our overreaching, in our expansion agenda so that the base business can get to a profitability and a base — a performance base that we can once again grow from.

It doesn’t help that these packages that we produce are not a long travelers, if you will, it’s not — it does happen, but it’s not as common as steel drums or IBCs that they get put on ocean going freight and go for an export type business, and being 75% or 80% tied to the Western European market where local consumption is still considerably off from where it originally was and hasn’t rebounded. You see Western Europe numbers, at least the ones I look at, from our customer base, that are getting better. It’s largely either driven by the German CAD/CAM companies that have natural gas pipelines into their big integrated facilities at low cost or its export-based for other regions of Western Europe.

Our footprint isn’t conducive to a big macroeconomic recovery, or exporting of those products out of those regions. So we have to get our act together to expand into other geographies much better, and I think you’ll see the actions that we have lined up will show a committed effort to improve it.

Steve Chercover—D.A. Davidson & Co.—Analyst

Last question, I promise. Your prior CFO discussed a strategy to reduce SG&A by, I think, 200 basis points towards 8%. Can you give us a progress report on that please?

David Fischer—Greif Inc—President and CEO

Yes, thanks for asking. We’re about 10 months now into — and this isn’t the only initiative — we’re about 10 months into our global ERP project, maybe 11. It’s going well. During the past quarter, have added Hungary and the shared service platform that we’re introducing to Europe into that mix. Our implementations are on track and we’re happy with results on them.

That global ERP is a real big enabler for us to achieve that 200 basis points across the portfolio. In addition to that, for 2014, we’ve taken a pretty strong push on the corporate budgeting process and reducing corporate shared service and supporting groups, budgets to the businesses down in advance of that ERP system.

So we’re not just waiting on that implementation to get after it but, we’re going to have to have, not only, some of the expenses come out of the denominator, but we also have to have some sales pick up to get that percentage down on a macro basis. Thanks for that question.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

Steve Chercover—D.A. Davidson & Co.—Analyst

Thank you for answering my questions.

Operator

We have time for one more question. Mark Wild, Deutsche Bank.

Mark Wilde—Deutsche Bank—Analyst

I actually have a little more than one, but we’ll make this fast. First, can you give us some sense of what the benefit was in 2013 from broadening the IBC base out, producing those in more locations and what type of delta we might have in 2014?

David Fischer—Greif Inc—President and CEO

Thanks for that question. It’s tough to say what the — I just don’t know off the top of my head what the absolute delta is on the IBC product line. But I can tell you this, we’re now up to 13 lines around the world that are being either already installed or are in process. We’re well past the tipping point with only a couple of substance remaining. Global operating rates, last time I looked, were somewhere around 60% for us.

But, that’s an average across those lines, and they vary across the globe. That’s up markedly so I think 13 was actually a tipping point where the investment was starting to pay off and we were starting to see more benefit from that. But we are up to about 1 million units and if you average all across the globe you end up with about $160 million in sales or so, or $170 million in sales so, around $160 or $170 a unit for those million units.

And we’re the third player coming into this market, and we have a very large footprint across the world in steel drums, having IBCs come along with that offering to our international customers is very important to them. We’ll get that 60% utilization up to more like 80% by the end of 2014, you’re going to see the investment start to really make a difference in our earnings.

Mark Wilde—Deutsche Bank—Analyst

Going from 60 to 80 — kind of rough numbers, sounds like you think you can do in the range of an incremental 300,000 units. Is that about right?

David Fischer—Greif Inc—President and CEO

Yeah. Rough numbers.

Mark Wilde—Deutsche Bank—Analyst

That’s helpful.

David Fischer—Greif Inc—President and CEO

Just so you know what I’m talking about that would be a run rate by the end of next year. Not applying to all of 2014. As we fill up those capacities as they come online. For the ones that are online we fill up, just to be clear.

Mark Wilde—Deutsche Bank—Analyst

In terms of the underperforming businesses, we can all see the overall flexibles issue. I wonder if you could put a little more color on some of the areas where you really, you’re having to take the hardest look at business right now.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

David Fischer—Greif Inc—President and CEO

Well, they’re geographically fairly dispersed actually across the world. There are more of them outside the United States, than in. But obviously some of those, in those outlying regions, are smaller markets.

And if you think of it in terms of numbers, a little more than a couple hundred sites you’re talking about 10 to 15 sites that are in question for us in 2014 that are either going to have to get their act together and be, not just better, but a return that we’re proud of. If they can’t get there, we’ll be looking to either shut them, move the equipment, or sell them to a local competitor.

Mark Wilde—Deutsche Bank—Analyst

I noticed that one of the write down areas was in the fiber hub in KSA. And I know that you had gone into that fiber hub in a smaller way than you had initially planned. Can you just update us on what the current strategy and thinking is around that fiber hub? Because you’ve gone in smaller and now you’ve done a write down on it.

David Fischer—Greif Inc—President and CEO

Yeah. The fiber hub is clearly in question of how to either fill it up and get it at scale, or if we can’t do that and can’t get some help from our supply base over there, exit that longer-term and go back to the base business footprint, which is a very viable footprint for the capacity and the sales that we currently have. But we’re kind of stuck in a Catch-22 situation there, that we built a very nice facility, state of the art.

We built it on one of the best ports in the world. And now sales have lagged so much from our expansion efforts that it’s very difficult to get out of that Catch-22 and because of that forecast, and the fact that we’re not at scale, we don’t get the kind of discounts that we would enjoy at a much higher run-rate from our local supply base there. We have to take the asset impairment, which basically equates, coincidentally, to about the engineering value of the building, not the building itself.

So we’re in a tough quandary there in terms of volume and volume output for the hub that should be well on its way into a second phase of expansion at this point in time. And that’s a key topic for us to tackle with our JV partner here in the coming weeks.

Mark Wilde—Deutsche Bank—Analyst

Okay, and Dave, in Flexibles, initially you talked about getting this business to about $1 billion in revenue a while back. You trimmed that to about $750 million. Is at $750 million still a good target your mind?

David Fischer—Greif Inc—President and CEO

I think it’s going to take some time, Mark. It all depends on what we do with a couple of these, what I call lagging or underperforming assets that I mentioned earlier, Morocco, the Ukraine, and KSA hub, to come up with a quantitative goal.

I think there’s significant expansion still available to us once we get, again, the base right and the base solid to go into our other markets that we’re hardly participating in right now. North America being the big one, Latin America, Russia, and to a lesser extent Southeast Asia.

Mark Wilde—Deutsche Bank—Analyst

I can assume, just as I recall, a strategy that KSA and Morocco were kind of intertwined because I think you were going to produce fiber and fabric there, and then it was going to Morocco for sewing?

David Fischer—Greif Inc—President and CEO

Yes.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

Mark Wilde—Deutsche Bank—Analyst

And then, finally Ken, to make sure we’re clear about the guidance started that $490 million to $540 million of EBITDA, does that exclude restructuring and then exclude other special items?

Ken Andre—Greif Inc—Corporate Controller

That includes restructuring and special items. It only excludes the timberland gains.

Mark Wilde—Deutsche Bank—Analyst

Okay. And just ballpark, do you have any view of what restructuring is likely to look like next year?

Ken Andre—Greif Inc—Corporate Controller

Very hard to estimate but we’re thinking in the range of about $25 million.

Mark Wilde—Deutsche Bank—Analyst

That’s very helpful. Good luck in the coming year, guys.

David Fischer—Greif Inc—President and CEO

Thank you, Mark.

Operator

That is all the time we have for questions. I would like to turn the call back over to management for any additional remarks.

David Fischer—Greif Inc—President and CEO

I’m on slide 14. Our fourth quarter results include improved operating performance in Rigid Industrial Packaging and record results in Paper Packaging. During fiscal 2014, we will continue to emphasize safety in all of our facilities. While global market conditions are gradually improving, the recovery remains uneven.

We plan to implement additional restructuring activities for select geographies and assets that have persisted with unacceptable results. In Paper Packaging, we will increase integration levels capacity and product differentiation to serve our customer base.

The Greif Business System continues to be a powerful integration and cost savings tool to create and unlock value. Reducing working capital and increasing cash flow are key priorities for 2014. Deb will now provide final instructions for the call.

Deb Strohmaier—Greif Inc—VP, Communications

Thank you, David. A replay of this conference call will be available in approximately one hour at the company website at www.greif.com in the investor center. We appreciate your interest and especially your participation this afternoon. This concludes our call and you may now disconnect your lines. Goodbye.

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DECEMBER 10, 2013 / 08:00PM GMT, GEF - Q4 2013 Greif Inc. Earnings Conference Call

Operator

Ladies and gentlemen this concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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